UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934

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[  ]              Preliminary Information Statement

[  ]              Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

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Trust for Professional Managers
__________________________________________________________
(Name of Registrant As Specified In Its Charter)

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IMPORTANT NEWS ABOUT THE PMC DIVERSIFIED EQUITY FUND

March 5, 2010

To the Shareholders of the PMC Diversified Equity Fund:

The enclosed document is purely for informational purposes.  You are not being asked to vote or take action on any matter.  The document relates to the recent change in ownership of Delaware Management Company (“Delaware Management”), a sub-adviser to the PMC Diversified Equity Fund (the “Fund”), a series of Trust for Professional Managers (the “Trust”).

As described in the enclosed Information Statement, effective January 4, 2010, Delaware Management was acquired by the Macquarie Group (“Macquarie”).  Under the Investment Company Act of 1940, as amended, the acquisition of Delaware Management by Macquarie resulted in the assignment and automatic termination of the sub-advisory agreement between Envestnet Asset Management, Inc. (“Envestnet”), the Fund’s investment adviser, and Delaware Management. Accordingly, Envestnet has entered into a new sub-advisory agreement with Delaware Management, which incorporates the same terms and conditions included in the terminated agreement with Delaware Management.  The sub-advisory agreement with Delaware Management was approved by the Trust’s Board of Trustees on November 16, 2009, in accordance with an exemptive order granted to the Fund by the Securities and Exchange Commission on September 26, 2007.  The enclosed Information Statement provides more information about Delaware Management.  Please take a few moments to read this document.  Call us at (866) PMC-7388 if you have any questions or would like additional information.

On behalf of Envestnet, I thank you for your continued investment.

Sincerely,

Brandon Thomas
Chief Investment Officer
Envestnet Asset Management, Inc.

(ENVESTNET ASSET MANAGEMENT LOGO)

PMC DIVERSIFIED EQUITY FUND
A SERIES OF TRUST FOR PROFESSIONAL MANAGERS
615 E. MICHIGAN STREET
MILWAUKEE, WI 53202

INFORMATION STATEMENT

NOTICE OF SUB-ADVISER CHANGE

This Information Statement is being mailed on or about March 5, 2010 to shareholders of record as of December 31, 2009 (the “Record Date”).  The Information Statement is being provided to shareholders of the PMC Diversified Equity Fund (the “Fund”), a series of the Trust for Professional Managers (the “Trust”), 615 East Michigan Street, Milwaukee, WI 53202, in lieu of a proxy statement, pursuant to the terms of an exemptive order that the Fund, the Trust and the investment adviser to the Fund, Envestnet Asset Management, Inc. (the “Adviser”), received from the Securities and Exchange Commission (“SEC”).  The exemptive order permits the Adviser, subject to approval of the Trust’s Board of Trustees (the “Board”), to enter into or materially amend sub-advisory agreements without obtaining shareholder approval, provided that an Information Statement is sent to shareholders of the Fund.  The Board reviews the Fund’s sub-advisory agreements annually.  The Fund will bear the expenses incurred with the preparation and distribution of this Information Statement.  One Information Statement may be delivered to shareholders sharing the same address unless the Fund has received contrary instructions from the shareholders.

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

THE ADVISER AND ITS ADVISORY AGREEMENT

Envestnet Asset Management, Inc., located at 35 East Wacker Drive, Suite 2400, Chicago, IL 60601 serves as investment adviser to the Fund.  The Adviser entered into an Investment Advisory Agreement dated August 11, 2009 (the “Advisory Agreement”) with the Trust to serve as the investment adviser to the Fund.  The Advisory Agreement was submitted to a vote of the initial shareholder of the Fund on August 26, 2009.  The Advisory Agreement continues in effect for an initial period of two years, and subsequently from year to year only if such continuance is specifically approved at least annually by the Board or by vote of a majority of the Fund’s outstanding voting securities and by a majority of trustees of the Trust who are not parties to the Advisory Agreement or interested persons of any such party, at a meeting called for the purpose of voting on the Advisory Agreement.  The Advisory Agreement is terminable without penalty by the Trust on behalf of the Fund or by vote of a majority of the outstanding voting securities of the Fund, upon 60 days’ written notice when authorized either by a majority vote of the Fund’s shareholders or by a vote of a majority of the Board, or by the Adviser upon 60 days’ written notice, and will automatically terminate in the event of its “assignment” within the meaning of the Investment Company Act of 1940, as amended (the “1940 Act”).

The Advisory Agreement provides that the Adviser, in the absence of willful misfeasance, bad faith, negligence, or reckless disregard of its obligations or duties under the Advisory Agreement, will not be subject to liability to the Trust or the Fund or any shareholder of the Fund for any act or omission in the course of, or in connection with, rendering services under the Advisory Agreement or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund.  In addition, each party to the Advisory Agreement is indemnified by the other against any loss, liability, claim, damage or expense arising out of the such indemnified party’s performance or non-performance of any duties under the Advisory Agreement, except in the case of willful misfeasance, bad faith or negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties.

As compensation for its services, the Adviser receives the following management fee from the Fund:

Advisory Fee (as a percentage of average daily net assets)
$500 million or less	More than $500 million but less than $1 billion	$1 billion or more
0.950%	0.925%	0.900%

From the Fund’s management fees, the Adviser pays the Fund’s sub-advisers a sub-advisory fee.  The Adviser currently utilizes four sub-advisers with respect to the Fund.  Under the Advisory Agreement, the Adviser monitors the performance of the sub-advisers on an ongoing basis.  Factors the Adviser considers with respect to each sub-adviser include, among others:

•	the qualifications of the sub-adviser’s investment personnel;
•	the sub-adviser’s investment philosophy and process; and
•	the sub-adviser’s long-term performance results.

Each sub-adviser to the Fund serves pursuant to a separate sub-advisory agreement under which the sub-adviser manages a portion of the Fund’s investment portfolio allocated to it by the Adviser, and provides related compliance and record-keeping services.

BOARD APPROVAL AND EVALUATION OF THE NEW SUB-ADVISORY AGREEMENT

Effective January 4, 2010, Delaware Management Company (“Delaware Management”) was acquired by the Macquarie Group (“Macquarie”), as described in further detail below under “Information About Delaware Management and the Transaction”.  Under the 1940 Act, the acquisition of Delaware Management by Macquarie resulted in the assignment and automatic termination of the sub-advisory agreement between the Adviser and Delaware Management (the “Delaware Management Sub-Advisory Agreement”).  The acquisition of Delaware Management by Macquarie is not expected to affect in any way the day-to-day management of the Fund.

In order for Delaware Management to serve as a sub-adviser to the Fund after the termination of the Delaware Management Sub-Advisory Agreement, it was necessary for the Adviser to enter into a new sub-advisory agreement with Delaware Management (the “New Delaware Management Sub-Advisory Agreement”), which incorporates the same terms and conditions included in the Delaware Management Sub-Advisory Agreement.  At a meeting of the Board held on November 16, 2009 and attended by all members of the Board and its independent legal counsel, including in-person attendance by a majority of the Trustees who are not interested persons of the Trust within the meaning of the 1940 Act (the “Independent Trustees”), independent legal counsel reviewed with the Board various factors relevant to the Board’s consideration of the New Delaware Management Sub-Advisory Agreement and the Board’s legal responsibilities related to such consideration.  Following an analysis and discussion of the factors identified below, the Board, including the Independent Trustees, unanimously approved the New Delaware Management Sub-Advisory Agreement:

Nature, Extent and Quality of Services Provided by Delaware Management:  The Board considered: (i) Delaware Management’s organization following the transaction involving Macquarie; (ii) its favorable history, reputation, qualification and background, as well as the qualifications of its personnel; (iii) the expertise that Delaware Management offers in providing portfolio management services to other similar portfolios and the performance history of those portfolios and its prior performance in managing the portion of the Fund’s portfolio; (iv) its investment strategy for the Fund; (v) its long- and short-term performance relative to comparable mutual funds and unmanaged indexes; and (vi) its compliance program.  The Board specifically took into account Delaware Management’s investment process, noting that there would be no changes to the investment process utilized by the firm prior to the transaction. The Board also discussed the acceptability of the terms of the New Delaware Management Sub-Advisory Agreement, noting the substantial similarity to the terms of the sub-advisory agreement with the Fund’s other sub-advisers, and noting that the terms were identical to terms of the Delaware Management Sub-Advisory Agreement.  The Board also discussed Delaware Management’s back-office, compliance and operational capabilities.  Based on the foregoing, and based on other information received (both oral and written, including the information on investment performance referenced below) and other considerations, the Board concluded that Delaware Management continued to be in a position to provide high quality services to the Fund following the acquisition by Macquarie.

Investment Performance of Delaware Management:  For purposes of evaluating the nature, extent and quality of services provided by Delaware Management, the Board carefully reviewed Delaware Management’s strong performance history.  In this regard, the Board accorded weight to Delaware Management’s other similarly managed accounts’ absolute and relative returns (versus the Fund’s benchmarks) over one- and three-year periods.  The Board concluded that, in light of the market conditions, Delaware Management performed favorably.

Costs of Services Provided:  The Board reviewed the proposed levels of sub-advisory fees, noting that the proposed fees would be paid by the Adviser and would not impact the fees paid by the Fund or any other PMC Fund and were identical to the fees under the Delaware Management Sub-Advisory Agreement.  Additionally, the Board observed that the proposed fee levels were comparable to those charged by the Fund’s other sub-advisers.  The Board concluded that the proposed Delaware Management sub-advisory fee levels were reasonable.

Profitability and Economies of Scale to be Realized:  The Board recognized that, because Delaware Management’s fees would be paid by the Adviser and not the Fund, an analysis of economies of scale and profitability was more appropriate in the context of the Board’s consideration of the Advisory Agreement, which is expected to be separately considered at a meeting of the Board prior to the annual renewal of the Advisory Agreement in August, 2010.

Based on the foregoing, the Board, including all of the Independent Trustees, concluded that the fees payable under the Delaware Management Sub-Advisory Agreement were fair and reasonable in light of the proposed services to be provided.  In reaching this conclusion, no single factor was determinative.

INFORMATION REGARDING THE INVESTMENT SUB-ADVISORY AGREEMENT WITH DELAWARE MANAGEMENT

The terms and conditions of the New Delaware Management Sub-Advisory Agreement are identical to the terms and conditions of the Delaware Management Sub-Advisory Agreement.  Under the New Delaware Management Sub-Advisory Agreement, as under the Delaware Management Sub-Advisory Agreement, Delaware Management will, subject to the supervision and review of the Adviser and the Board, and in accordance with the fundamental polices, investment objectives, and investment restrictions of the Fund and applicable laws and regulations, make investment decisions with respect to the purchase, retention and disposition of portfolio securities and other assets for a designated portion of the Fund’s assets.  As with the Delaware Management Sub-Advisory Agreement, the New Delaware Management Sub-Advisory Agreement provides that it will remain in effect for an initial two-year term and thereafter for additional periods not exceeding one year so long as the Board or a majority of the outstanding voting securities of the Fund, and in either event by a vote of a majority of the Independent Trustees, specifically approves its continuance at least annually, at a meeting called for the purpose of voting on such approval.  The New Delaware Management Sub-Advisory Agreement, as with the Delaware Management Sub-Advisory Agreement, also can be terminated at any time, without the payment of any penalty, by the Board, the Adviser, Delaware Management, or by a vote of a majority of the outstanding voting securities of the Fund, on 60 days’ written notice to the non-terminating party or parties.  Similar to the Delaware Management Sub-Advisory Agreement, the New Delaware Management Sub-Advisory Agreement terminates automatically in the event of its “assignment” within the meaning of the 1940 Act.

Under the New Delaware Management Sub-Advisory Agreement, as under the Delaware Management Sub-Advisory Agreement, Delaware Management’s fees are based on the assets constituting that portion of the Fund’s portfolio that Delaware Management is responsible for managing.  Under the New Delaware Management Sub-Advisory Agreement, as with the Delaware Management Sub-Advisory Agreement, Delaware Management’s sub-advisory fee is paid by the Adviser out of the management fee it receives from the Fund and is not an additional charge to the Fund.  The fees Delaware Management receives are included in the Adviser’s advisory fees set forth below.  The table below illustrates the aggregate sub-advisory fees paid by the Adviser on behalf of the Fund to the sub-advisers responsible for the Fund’s management for the fiscal period ended November 30, 2009:

Sub-Advisory Fees (total dollar amount)	Sub-Advisory Fees (as a percentage of net assets)
$35,739	0.500%

The Adviser has contractually committed to waive its management fees and/or reimburse fund expenses to the extent necessary to maintain the net operating expense ratio of the Fund (exclusive generally of interest, leverage and tax expenses, brokerage commissions, extraordinary expenses and acquired fund fees and expenses) at 1.40% of the Fund’s average net assets, for at least an initial three-year term beginning with the Fund’s commencement of operations on August 26, 2009, subject thereafter to annual re-approval of the agreement by the Board.  In addition, the Adviser may voluntarily agree to waive a portion of the management fees payable to it above and beyond any amount waived under such agreement.  For the fiscal year ended August 31, 2009*, the Fund paid the Adviser the following management fees:

Advisory Fee	Waiver	Advisory Fee after Waiver
$1,557	$(25,332)	$0

* The Fund commenced operations on August 26, 2009.  The amount of Advisory Fees and Waiver is through November 30, 2009.

INFORMATION ABOUT DELAWARE MANAGEMENT AND THE TRANSACTION

Lincoln National Corporation (“LNC”) and its indirect, wholly owned subsidiary, Lincoln National Investment Companies, Inc. (“LNIC”), entered into a definitive agreement (the “Transaction Agreement”), dated as of August 18, 2009, with Macquarie, whereby LNIC sold all of the issued and outstanding capital stock of Delaware Management Holdings, Inc. (“DMHI”) to Macquarie (the “Transaction”).  Delaware Management is a subsidiary of DMHI and was included in the Transaction.

Delaware Management manages a portion of the assets of the Fund and makes investment decisions for the Fund, subject to the supervision of Envestnet.  Delaware Management is a series of Delaware Management Business Trust (“DMBT”), which is an indirect subsidiary of DMHI.  Delaware Management, DMBT, and DMHI are located at One Commerce Square, 2005 Market Street, Philadelphia, Pennsylvania 19103.  DMHI, a Delaware corporation, is a holding company that, through its subsidiaries and affiliates, provides investment advisory, asset management, administrative, broker/dealer, and related products and services.  DMHI’s asset management capabilities include the ability to manage equity, fixed income, and money market securities, which are offered through vehicles such as mutual funds, closed-end funds, privately managed accounts, and institutional separate accounts.  Prior to the Transaction, DMHI was an indirect, wholly owned subsidiary of, and subject to ultimate majority control of, LNC, a publicly traded corporation.  As of the closing of the Transaction, DMHI is an indirect, wholly owned subsidiary of Macquarie.

Macquarie is a global provider of banking, financial, advisory, investment, and fund management services.  Macquarie, No. 1 Martin Place, Sydney, New South Wales 2000, Australia, is listed on the Australian Securities Exchange (ASX:MQG) and is regulated by the Australian Prudential Regulation Authority, the Australian banking regulator, as the owner of Macquarie Bank Limited ABN 46 008 583 542, an authorized deposit taker.  Founded in 1969, Macquarie now operates in more than 70 office locations in over 26 countries.  Macquarie employed approximately 14,000 people and had assets under management of $300 billion as of December 31, 2009.

The following table provides information on the principal executive officers and directors of Delaware Management:

Name and Address*	Title and Principal Occupation
See Yeng Kwek	Executive Vice President, Managing Director, Chief Investment Officer/Fixed Income, Director
Patrick P. Coyne	President, Director
Brian L. Murphy	Senior Vice President, Chief Compliance Officer
Phillip N. Russo	Executive Vice President, Chief Administrative Officer
David P. O’Connor	Chief Legal Officer, Director
* The principal mailing address of each individual is that of Delaware Management’s principal offices as stated above.

Francis X. Morris, Michael S. Morris, CFA, Christopher S. Adams, CFA, and Donald G. Padilla, CFA, are the co-Portfolio Managers for the segment of the Fund’s assets managed by Delaware Management.  Mr. Francis Morris joined Delaware Investments in 1997, and is currently the chief investment officer for the firm’s Core Equity investments.  He is also a member of the firm’s asset allocation committee, which is responsible for building and managing multi-asset class portfolios.  Mr. Francis Morris is a past president of the CFA Society of Philadelphia and is a member of the CFA Institute.  In addition, he is a former officer of the National Association of Petroleum Investment Analysts.  Mr. Michael Morris joined Delaware Investments in 1999, and is a Portfolio Manager on the firm’s Core Equity team.  He also performs analysis and research to support the portfolio management function.  He is a member of the Bank and Financial Analysts Association.  Mr. Adams joined Delaware Investments in 1995, and is a Portfolio Manager on the firm’s Core Equity team.  He also performs analysis and research to support the portfolio management function.  Mr. Adams is a director and past president of the CFA Society of Philadelphia.  Mr. Padilla joined Delaware Investments in 1994, and is a Portfolio Manager on the firm’s Core Equity team.  He also performs analysis and research to support the portfolio management function.  He is a member of the CFA Society of Philadelphia.

Other Investment Companies Advised or Sub-Advised by Delaware Management.  Delaware Management currently acts as adviser or sub-adviser to the following registered investment companies having similar investment objectives and policies to those of the Fund.  The table below also states the approximate size of the funds as of December 31, 2009, and the current advisory or sub-advisory fee rate for the funds as a percentage of average daily net assets.

Fund	Net Assets as of December 31, 2009	Advisory/Sub-Advisory Fee Rate
PMC Diversified Equity Fund	$13,142,091	0.50% of first $100 million 0.45% over $100 million

BROKERAGE COMMISSIONS
For the fiscal period ended August 31, 2009, the Fund did not pay any brokerage commissions.

ADDITIONAL INFORMATION ABOUT THE FUND

ADMINISTRATOR

U.S. Bancorp Fund Services, LLC, located at 615 East Michigan Street, Milwaukee, WI 53202, serves as the administrator of the Fund.

PRINCIPAL UNDERWRITER

Foreside Fund Services, LLC, a subsidiary of the Foreside Financial Group, located at Three Canal Street, Suite 100, Portland, ME 04101, serves as the principal underwriter and distributor of the Fund.

TRANSFER AGENT

U.S. Bancorp Fund Services, LLC, located at 615 East Michigan Street, Milwaukee, WI 53202, provides transfer agency services to the Fund.

CUSTODIAN

U.S. Bank N.A., Custody Operations, located at 1555 North River Center Drive, Suite 302 Milwaukee, WI  53212, provides custody services for the Fund.

FINANCIAL INFORMATION

The Fund’s most recent annual report and semi-annual report are available on request, without charge, by writing to PMC Funds c/o U.S. Bancorp Fund Services, LLC, P.O. Box 701, Milwaukee, WI 53201 or calling (888) PMC-7338.

RECORD OF BENEFICIAL OWNERSHIP

As of the Record Date, the following shareholders beneficially owned greater than 5% of the shares of the Fund:

Control Persons of the Fund
Name	Percentage of Ownership	Type of Ownership	Parent Company	Jurisdiction
Pershing LLC One Pershing Plaza Jersey City, NJ 07303-2052	76.13%	Record	The Bank of New York Mellon Corporation	NY
National Financial Services, LLC 200 Liberty Street New York, NY 10281	15.90%	Record	N/A	N/A

As of the date of this Information Statement, the Board members and officers of the Trust as a group did not own any the outstanding shares of the Fund.

SHAREHOLDER PROPOSALS

The Fund is not required to hold regular meetings of shareholders each year. Meetings of shareholders are held from time to time and shareholder proposals intended to be presented at future meetings must be submitted in writing to the Fund in reasonable time prior to the solicitation of proxies for the meeting.

DELIVERY OF SHAREHOLDER DOCUMENTS

Only one copy of this Information Statement and other documents related to the Fund, such as annual reports, proxy materials, quarterly statements, etc., is being delivered to multiple shareholders sharing an address, unless the Trust has received contrary instructions from one or more shareholders.  Shareholders sharing an address who are currently receiving a single copy of such documents and who wish to receive a separate copy of such documents may make such request by contacting the Fund in writing at PMC Funds c/o U.S. Bancorp Fund Services, LLC, P.O. Box 701, Milwaukee, WI or by calling (888) PMC-7338.  Shareholders sharing an address who are currently receiving multiple copies of such documents and who wish to receive delivery of a single copy of such documents may make such request by contacting the Fund at the same address or telephone number.